New York City REIT, Inc (NYSE: NYC) Third Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning everyone and thank you for joining us for NYC's Third Quarter 2022 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website. Joining me today on the call to discuss the quarter's results are Michael Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2021 filed on March 18, 2022 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.newyorkcityreit.com. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

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Mike Weil

Thanks, Curtis. Good morning and thank you all for joining us today. The third quarter was very positive for us, especially with respect to leasing. During the quarter, we commenced five new leases across almost 49 thousand square feet with a weighted-average remaining lease term of 6.3 years. During the first nine months of 2022, we signed seven new leases that increased portfolio occupancy by 160 basis points, including a 790 basis point increase at 9 Times Square. Compared to last quarter our portfolio occupancy held steady at 85%, with a weighted-average remaining lease term of 7.3 years. These gains illustrate the benefits of our proactive asset and property management strategy, the significant relationships we've built with tenants and brokers over the years, and the hard work of our dedicated management team. We also believe this reflects well on the high quality of our assets and the long-range demand for New York City real estate, where nearly 40% of our leases extend beyond the year 2030.

Of our Top 10 tenants, 79% are investment grade, an increase of 8% from last quarter, showing the quality of our tenant roster. These tenants have a remaining lease term of 9.9 years, providing long-term stability in our portfolio.

Based on our fundamental belief in the necessity of New York City office and retail space, we remain highly confident in the long-term strength of our $851 million, 1.2 million square foot portfolio of New York City real estate. Our portfolio consists of eight office and retail condominium assets, located entirely in New York City and primarily in Manhattan. We have built a pure-play New York City portfolio featuring a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. Across our portfolio, 39% of our tenant base operates in industries with the lowest unemployment rates, including government agencies and financial firms.

The Manhattan market continues to show progress on the leasing front, where all but one of our properties is located. According to Avison Young's Third Quarter Manhattan Office Market Report, new leasing activity has outpaced last year's total while office usage across various sectors continues to increase as companies continue to adopt mandatory in-office policies. Ridership across MTA subways and buses have increased by 33% and 37%, respectively, from their pre-pandemic levels, and weekly occupancy rates from buildings tracked by Kastle Systems reached 44% in October, a post-pandemic high. In our portfolio, physical occupancy was approximately 49% in the month of October. All of these factors support our view that the outlook for Manhattan real estate is very strong and that the asset management efforts we continue to expand will create long-term value. As we head into the holiday season, we expect to see office and retail traffic increase in Manhattan. Our portfolio is well positioned to capitalize on this progress.

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Our leasing pipeline is expected to increase occupancy by an additional 0.5% and straight-line rent by $0.3 million once the leases go into effect. As we have discussed in previous quarters, we have continued to be successful in leasing up spaces at 9 Times Square where occupancy improved by 3% over last quarter and has increased by 8% year to date.

In the third quarter, we once again collected nearly all of the original cash rent due across the portfolio. Year over year, total portfolio original cash rent collection improved from 92% to 99% and we collected all of the original cash rent from our Top 10 tenants in the third quarter. We believe the rent collection success we have achieved is due, in part, to the creditworthiness of our tenants and the work our team has done to ensure that rent payments are made and to replace prior tenants with new, rent-paying tenants where necessary. We expect to continue to benefit from our recent leasing momentum and the positive rebound in the New York City rental market.

We think we have a conservative balance sheet based on the facts that our Net Leverage was 40.3% and had a weighted-average interest rate of 4.4% with 4.4 years of weighted-average debt maturity. In fact, we don't have any debt maturities this year or next, and minimal maturities until 2026. All of our debt is fixed-rate. As we have previously discussed, we locked in interest rates while they were broadly at historic lows, a strategy that has been validated as interest rates are rising.

We believe that there is significant potential for our pure-play NYC portfolio to create meaningful value for years to come. To that point, we believe NYC's independent board members, Advisor and its affiliates remain well-aligned with shareholders as they continued growing their significant collective holdings of NYC. As of November 1st, NYC's independent board members owned over 80,000 shares of NYC and, separately, NYC's Advisor and affiliates owned approximately 3 million shares of NYC. As we move ahead, it is our intent to continue to build value for all stakeholders.

With that, I'll turn it over to Chris Masterson to go over the third quarter results. Chris?

Christopher Masterson

Thanks Mike. Third quarter 2022 revenue was $15.9 million, up from $15.8 million in the third quarter of 2021. The company's third quarter GAAP net loss attributable to common stockholders was $11.1 million compared to a net loss of $11.1 million in the third quarter of 2021. Cash net operating income increased by $463 to $6.2 million from $5.7 million in the prior year third quarter.

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For the third quarter of 2022, our FFO attributable to common stockholders was a negative $4.1 million. Core FFO was negative $1.9 million, or negative $0.14 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental. Yesterday, we restated our second quarter 10-Q to include certain expenses that were primarily related to our 2022 contested proxy. This changed our second quarter 2022 Core FFO from negative $0.11 per share to negative $0.12 per share.

As Mike discussed, NYC has no debt maturities until 2024 and net leverage at 40.3%. We ended the third quarter with net debt of $392.1 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of over four years.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

As we close out this year we are maintaining our focus on asset management, leasing up available space and negotiating lease renewals and extensions with our existing tenants. This strategy will continue to enhance our pure-play New York City portfolio, which has seen growth in both occupancy and weighted-average remaining lease term thus far in 2022. We think that significant growth opportunities remain to grow occupancy and revenue through the combination of our diligent management and the continuing momentum in the Manhattan market that points to a return to offices and strong leasing activity. We believe that the market will appreciate and value the careful construction, increased leasing, and strong management of our portfolio.

With that, Operator, please open the lines for questions.

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